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                                                               EXHIBIT 99.(h)(5)

                                 SUPPLEMENT TO
                             AMENDED AND RESTATED
                           ADMINISTRATION AGREEMENT

              PIMCO Funds:  Pacific Investment Management Series
                           840 Newport Center Drive
                        Newport Beach, California 92660


                             _____________ , 1999


Pacific Investment Management Company
840 Newport Center Drive
Newport Beach, California 92660

RE:  Low Duration Municipal Fund
     California Intermediate Municipal Fund
     New York Intermediate Municipal Fund

Dear Sirs:

     This will confirm the agreement between the undersigned (the "Trust") and Pacific Investment Management Company (the "Administrator") as follows:

1. This Trust is an open-end investment company organized as a Massachusetts business trust, and consisting of such investment portfolios as have been or may be established by the Trustees of the Trust from time to time. A separate series of shares of beneficial interest of the Trust is offered to investors with respect to each investment portfolio. The Low Duration, California Intermediate, and New York Intermediate Municipal Funds (the "Funds") are separate investment portfolios of the Trust.

2. The Trust and the Administrator have entered into an Amended and Restated Administration Agreement ("Agreement") dated February 24, 1998, pursuant to which the Trust has employed the Administrator to provide management and administrative services to the Trust as set forth in that Agreement.

3. As provided in paragraph 1 of the Agreement, the Trust hereby adopts the Agreement with respect to the Funds and the Administrator hereby acknowledges that the Agreement shall pertain to the Funds, the terms and conditions of such Agreement being hereby incorporated herein by reference.

4. As provided in paragraph 5 of the Agreement and subject to further conditions as set forth therein, the Trust shall with respect to the Funds pay the Administrator a
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   monthly fee calculated as a percentage (on an annual basis) of the value of net assets of the Funds during the preceding month, as determined on the last business day of the preceding month, at a rate of 0.25% of the assets of the Institutional and Administrative Classes and at a rate of 0.35% of the assets of Class A, Class B, Class C, and Class D.

5. This Supplement and the Agreement shall become effective with respect to each Fund on ______________, 1999 and shall continue in effect with respect to each Fund for a period of more than two years from that date only so long as the continuance is specifically approved at least annually (a) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by the Trust's Board of Trustees and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust's trustees who are not parties to this Contract or "interested persons" (as defined in the 1940 Act) of any such party. The Agreement may be terminated at any time, without the payment of any penalty, by a vote of a majority of the entire Board of Trustees of the Trust or by a majority of the outstanding voting securities of the Trust or, with respect to a Fund by a vote of a majority of the outstanding shares of the Fund, on 60 days' written notice to the Administrator or, at or after the one-year period commencing the date of its effectiveness, by the Administrator on 60 days' written notice to the Trust. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

     If the foregoing correctly sets forth the agreement between the Trust and the Administrator, please so indicate by signing and returning to the Trust the enclosed copy hereof.


                                            Very truly yours,


                                            PIMCO FUNDS: PACIFIC INVESTMENT
                                            MANAGEMENT SERIES

                                            By: ________________________________
                                                Title:

     ACCEPTED:

     PACIFIC INVESTMENT MANAGEMENT COMPANY

     By: _________________________________
         Title: